Exhibit 21.1

SUBSIDIARIES OF MONOLITHIC POWER SYSTEMS, INC.

MPS International S.à.r.l.

China MPS International (Shanghai) Ltd.

Chengdu Monolithic Power Systems Co., Ltd.

MPS International Korea Co., Ltd.

MPS Japan G.K.

MPS Japan K.K.

MPS France Sàrl

Hangzhou MPS Semiconductor Technology Ltd.

MPS International (Taiwan) Ltd.

Monolithic Power Systems (Singapore) Pte. Ltd.

MPS Germany GmbH

MPS Tech Switzerland Sàrl

Monolithic Power Spain, S.L.

MSN Equipment Leasing LLC

M2 Holding, LLC

MPS Portugal, Unipessoal Lda.

Monolithic Power Malaysia Sdn. Bhd.

Axign B.V.

MPS Schaffhausen International GmbH